EX-13

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated March 1, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to the Board of Trustees and Participants of College Retirement Equities Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 27, 2007